 HEADS OF AGREEMENT made the 6th day of November 2002

BETWEEN (COLLECTIVELY "THE PARTIES")

(1) ROTCH LIMITED ("Rotch"), a company incorporated in England and Wales with number 1505228 whose registered office is at 18 Upper Grosvenor Street, London W1K 7PW ("Rotch")

(2) HARRELL HOSPITALITY GROUP INC ("HHG"), a company incorporated in the State of Delaware whose address for the purpose of this agreement is: 16475 Dallas Parkway, Suite 410, Addison, TX 75001, USA.

(3) VINCENT TCHENGUIZ ("Vincent"), the Chairman of Rotch Limited who for the purposes of this agreement resides c/o Rotch at 18 Upper Grosvenor Street, London W1K 7PW. This Agreement sets out the proposed terms for an agreement between the Parties. It is agreed that the provisions of this Agreement are subject to contract and are not intended to create any legally binding obligations between the Parties apart from paragraphs 3, 5, 6 & 7.

1. RECITALS

1.1 Rotch is part of a privately owned group of companies employing over 300 staff. Principal activities centre on property and utilise sophisticated financial technology for asset and debt management and which has a property portfolio of in excess of Great British Pounds 5 billion of which over 90% has Government or Investment Grade Corporate Tenants. Vincent Tchenguiz the Chairman of Rotch is the beneficial holder of 4,764,444 Energy Technique shares, which he is willing to provide as security in respect of the transaction contemplated within.

1.2 The Rotch Community is a service offering a new business model that serves as a transaction enabling intermediary managing relationships and trade between companies in a capacity that is beyond the scope and remit of most other Corporate and governmental entities.

1.3 HHG is a hotel investment and management company with experience and expertise in the hotel and related industry. HHG was incorporated in 1959, employs over 400 staff, is a Marriott, Hilton, Sheraton, Six Continents and Cendant approved franchisee, and has offices in London and Dallas. HHG is the beneficial holder of 11,077,066 Energy Technique shares.

1.4 Energy Technique Plc is a world-leader in the development and distribution of bespoke environmental airflow systems. Existing clients for high quality cost effective heating, ventilation and air conditioning products in the United Kingdom include the Houses of Parliament, Marks & Spencer, Land Securities, The Savoy, Claridges Hotel, Nat West, HSBC, Hilton Hotels and Barclay Bank.

OVERALL STRUCTURE

1.5 The Parties agree to the following:

1.5.1 Within 15 days of signing this agreement, Rotch will acquire 225,000 shares of HHG Class A Common Stock for the payment of US $100,000 in cash or in return for the transfer to Energy Technique Plc stock to the value of US $100,000 to HHG. Rotch will become entitled to an option to purchase additional HHG Class A Common Stock, in accordance with 1.5.10 below as part of the contract to be entered into between the parties.

1.5.2 Rotch will form a company (Newco Europe) simultaneously with the acquisition of Holdings Plc below (I.5.4) into which Vincent will place the balance of Energy Technique shares (4,097,777) as set for the Guarantee by Rotch under this contract referred in 1.7, and make reasonable endeavors to place hotel asset management and other contracts with Newco Europe.

1.5.3 HHG and Newco Europe will enter into an agreement whereby HHG will provide asset management and other services to Rotch / Newco Europe commencing concurrent with the acquisition in para 1.5.4. below.

1.5.4 HHG, its associates and Rotch will acquire an Aim listed company (Holdings Plc) for the purposes outlined hereafter.

1.5.5 Holdings Plc will acquire a approximately 51% shareholding in Harrell Hospitality Group, Inc (HHG) through a share exchange.

1.5.6 Rotch will sell the entire equity of Newco Europe to Holdings Plc for Great British Pounds l.5m with the benefit of the guarantee described in 1.7 below (the Guarantee) once Holdings Plc is acquired.

1.5.7 The payment of Great British Pounds l.5m in 1.5.6 above will be by way of an issue of shares equivalent to 20% of Holdings Plc or at Rotch's option and by agreement with HHG, partly in shares of Holdings Plc and partly in shares in HHG.

1.5.8 Rotch and HHG will form a joint venture company US Newco that will be 80% owned by HHG and 20% owned by Rotch with profits to be divided 50/50.

1.5.9 Rotch will use US Newco as a vehicle for undertaking transactions in the United States on a deal by deal basis.

1.5.10 As deals under 1.5.9 occur Rotch will be issued shares as consideration for introducing deals on a deal by deal basis of up to 20% in aggregate of the equity of HHG Class A Common Stock, this being based on 11,134,379 issued shares as at the date of signing this agreement.

1.5.11 The management team of Holdings Plc will consist of Mr Geoffrey Dart (Executive Chairman) Mr Paul Barham (Managing Director) and Mr Paul Harris (Executive Director). Additional staff will be made available from HHG USA to London as and when deal requirements necessitate.

1.5.12 Newco Europe and Rotch will form a JV Newco that will be 50% owned by Newco Europe and 50% owned by Rotch, for the purpose of more complex transactions involving multiple Rotch community members.

1.6 THE ACTIVITIES undertaken by the Parties will include the following:

1.6.1 Acquisition of Hotels by Holdings Plc (in Europe), HHG (in the USA), Rotch and Rotch Investors for retention and for turnaround and sale.

1.6.2 In the context of 1.6.1 both Parties hereto will help originate individual hotels and groups of hotels.

1.6.3 Rotch will source equity and debt to fund hotels acquired pursuant to 1.6.1 above directly into Special Purpose Vehicles (SPVs) created to hold individual hotels. In certain cases equity might be by way of investment into Holdings Plc or HHG and in other cases a hotel fund might be created and investors located by Rotch to invest in such fund.

1.6.4 It is envisaged that the SPVs would be owned by Rotch, Holdings Plc (in Europe), HHG (in the USA) and /or third party equity providers (individually or via investment in a hotel fund).

1.6.5 Newco Europe and US Newco will create a Hotel Advisory Service for banks and owners of distressed hotels including provision of such services via creation of Special Purpose Vehicles for turnarounds wherein Holdings Plc (in Europe), HHG (in the USA) and Rotch would have an equity stake.

1.6.6 It is envisaged that separate entities owned by Holdings Plc, Rotch and third party companies in Europe will be established to own and manage Hilton brand hotels, Marriott brand hotels, Accor Brand hotels and perhaps other branded hotels.

1.6.7 It is also envisaged that separate entities owned by Rotch, HHG and third party companies in the United States will be established to own and manage Hilton brand hotels, Accor Brand hotels, Marriott Brand hotels and perhaps other branded hotels.

1.6.8 Newco Europe will both provide a range of hotel management services to the hotels acquired including facilitating the provision of brands.

1.6.9 Newco Europe and US Newco will both provide expertise to Rotch Community, including its incorporation as a constituent part of IPM.

1.6.10 Newco Europe and US Newco will both provide Rotch Community services and expertise to both Newco Europe's and US Newco's networks.

1.6.11 Newco Europe and US Newco will both develop their own hotel related service products to be promoted to Rotch Community and generally to third parties.

1.7 Rotch will provide a GUARANTEE on the following basis:

1.7.1 Rotch will guarantee the cash flow income of Newco Europe for a period of 36 months from the commencement date, defined in 1.7.2 below (the Commencement Date) (the 3 Year Period).

1.7.2 The Commencement Date shall be such a date as Rotch shall decide but be not later than 30 days from the date of signature hereof or following shareholders approval of Holdings Plc.

1.7.3 At the beginning of each month during the 3 Year Period, the aggregate cash flow income received by Newco Europe from the Commencement Date until the beginning of that month shall be computed (the Relevant Amount).

1.7.4 If in any month the Relevant Amount is less than Great British Pounds 30,000 times the number of months that have elapsed since the Commencement Date then Rotch agrees to pay the amount of such shortfall (Shortfall Amount), within 5 days of a written request by Newco Europe in cash or elect to make the payment as described in 1.7.5 below.

1.7.5 Non-payment of any Shortfall Amount will be deemed to be election for Rotch to effect payment by sale of sufficient Energy Technique shares as held as security under 1.5.2 hereof.

1.7.6 In the event that there are insufficient shares in Energy Technique arrangements will be made to place Rotch interests in HHG and/or Holdings Plc to meet any remaining Shortfall Amount.

1.7.7 Any Shortfall Amount shall be treated as cash flow income for the purposes of future Relevant Amount computations.

1.78 Rotch will pay its outstanding debt to HHG by electronic transfer direct to HHG by the close of business on November 7, 2002.

1.7.9 On the expiry of the 36-month period 1.7.1 above, all the remaining ET shares held as security under 1.5.2 shall be released back to Vincent.

2. EXCLUSIVITY

2.1 In the event that the proposal contemplated within this agreement proceeds to the appointment of professional advisors the Parties will enter into a non-exclusive agreement for each party both ways.

3. CONFIDENTIALITY

3.1 Each party undertakes to the other not to use or disclose to any other person any information, data or methodology ("Confidential Material") which the other party ("the Disclosing Party") may make known during the term of this Agreement, or which may otherwise come into the possession of the Receiving Party as a result of the co-operation contemplated in this Agreement. Such undertaking to apply even if the Confidential Material is not designated as confidential or is not otherwise indicated as being of a confidential character or is disclosed verbally and not in writing or other material form. Such undertaking shall continue to apply for 3 years beyond termination of this Agreement.

3.2 The undertaking in Clause 3.1 shall also apply to the terms of this Agreement and any property acquisitions that are made under it. Neither party shall make any public announcement or any disclosure of the relationship with the other party without the other party's express written consent as to the exact form of such announcement or disclosure, except as is necessary for HHG as required under SEC guidelines and as detailed under paragraph 7.

3.3 Each party ("the First Party") further undertakes to the other ("the Second Party").

3.3.1 Not to use for its own business purposes any information of whatever nature disclosed to the First Party by the Second Party concerning the Second Party's business contacts, including formation relating to proposed business opportunities; and

3.3.2 Such undertaking shall apply during the term of this Agreement and all arrangements made under it and for one year following termination of the last to terminate of any such agreements or arrangements or from the date of termination of this Agreement, whichever shall be the later; and

3.4 The requirements of 3.1, 3.2 and 3.3 shall not apply in respect of information required to be disclosed by Court Order.

4. REGISTRATION / NOTIFICATION OF THIS AGREEMENT

4.1 No provision of this Agreement or of any agreement or arrangement of which it forms part is subject to registration under the Restrictive Trade Practices Act of 1976.

5. NO PARTNERSHIP

5.1 Nothing in this Agreement shall be deemed to constitute a partnership between the parties or constitute one party the agent of the other.

6. COSTS

6.1 Each of Rotch and HHG will bear their own legal and other professional adviser's costs in connection with negotiating and concluding the arrangements contemplated in this Agreement.

7. ACQUISITION OF AIM SHELL COMPANY

7.1 The Parties agree that the existence of this Agreement can be disclosed on a confidential basis to relevant parties as necessary to secure the acquisition of an Aim Listed Shell Company.

SIGNED:

Vincent Tchenguiz

for and on behalf of Rotch Limited ("Rotch")

Geoffrey Dart

for and on behalf of Harrell Hospitality Group, Inc. ("HHG")